UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 25, 2006
FIRST BANCORP
(Exact Name of Registrant as Specified in its Charter)

Puerto Rico	001-14793	66-0561882
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)
1519 Ponce de Leon
San Juan, Puerto Rico 00908-0146
(Address of Principal Executive Offices) (Zip code)
(787) 729-8200
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A DEFINITIVE AGREEMENT
On August 24, 2006, FirstBank Puerto Rico (“FirstBank”), a wholly-owned subsidiary of First BanCorp, consented and agreed to the issuance of a Cease and Desist Order (the “Order”) by the Federal Deposit Insurance Corporation (the “FDIC”). The consent Order is a result of certain concerns of the FDIC relating to FirstBank’s compliance of certain provisions of the Bank Secrecy Act (“BSA”) and a previous order relating to the BSA program at a British Virgin Islands branch acquired in 2002, the adequacy of FirstBank’s program to monitor and assure compliance with the BSA, and compliance with statutes, regulations, rules and/or guidelines issued or administered by the United States Department of Treasury’s Office of Foreign Assets Control (“OFAC”).
The consent Order requires FirstBank to take various affirmative actions, including that FirstBank operate with adequate management supervision and Board of Directors oversight on BSA related matters; implementing systems of internal controls, independent testing and training programs to ensure full compliance with BSA and OFAC; designating a BSA and OFAC Officer, and amending existing policies, procedures, and processes relating to internal and external audits to review compliance with BSA and OFAC provisions as part of routine auditing; engaging independent consultants to review account and transaction activity from June 1, 2005 to the effective date of the Order and to conduct a comprehensive review of FirstBank’s actions to implement the consent Order in order to assess the effectiveness of the policies, procedures and processes adopted by FirstBank; and appointing a compliance committee of the Board of Directors.
Since the beginning of 2006, FirstBank has been refining core areas of its risk management and compliance systems, and to-date has instituted previous to this Order, a significant number of measures required by the consent Order. The consent Order does not impose any civil or monetary penalties, and does not restrict First Bank’s business operations.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 29, 2006

By: /s/ Fernando Scherrer Name: Fernando Scherrer Title: Executive Vice President and Chief Financial Officer